The Ensign Group Reports First Quarter 2026 Results;
Raises 2026 Annual Earnings and Revenue Guidance

Conference Call and Webcast scheduled for tomorrow, May 1, 2026 at 10:00 am PT

SAN JUAN CAPISTRANO, California – April 30, 2026 – The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign(TM) group of companies, which provide post-acute healthcare services and invest in the long-term healthcare industry, primarily in skilled nursing and senior living facilities, announced operating results for the first quarter of 2026, reporting GAAP diluted earnings per share of $1.67 and adjusted earnings per share(1) of $1.85, both for the quarter ended March 31, 2026.

Highlights Include:

▪GAAP diluted earnings per share for the quarter was $1.67, an increase of 21.9% over the prior year quarter, and adjusted diluted earnings per share(1) for the quarter was $1.85, an increase of 21.7% over the prior year quarter.

▪GAAP net income was $99.7 million for the quarter, an increase of 24.2% over the prior year quarter, and adjusted net income(1) was $110.2 million for the quarter, an increase of 23.9% over the prior year quarter.

▪Same Facilities and Transitioning Facilities occupancy for the quarter were 84.3% and 85.1%, an increase of 2.3% and 3.8%, respectively, over the prior year quarter.

▪Same Facilities and Transitioning Facilities skilled days for the quarter increased by 4.4% and 9.3%, respectively, over the prior year quarter.

▪Same Facilities and Transitioning Facilities Medicare revenue for the quarter improved by 9.8% and 9.2%, respectively, from prior year quarter and Medicare days for the quarter improved by 5.2% and 4.3%, respectively, from prior year quarter.

▪Combined Same Facilities and Transitioning Facilities managed care and Medicare census increased sequentially by 6.2% and 8.3%, respectively, over the prior quarter.

▪Total skilled services(2) revenue was $1.33 billion for the quarter, an increase of 18.4% over the prior year quarter. Same Facilities and Transitioning Facilities skilled services revenue for the quarter increased by 6.8% and 9.3% over the prior year quarter.

▪Consolidated revenue for the quarter was $1.39 billion, an increase of 18.4% over the prior year quarter.

▪Standard Bearer(2) revenue was $36.1 million for the quarter, an increase of 27.1% over the prior year quarter. FFO was $21.6 million for the quarter, an increase of 26.6% over the prior year quarter.

(1)See "Reconciliation of GAAP to Non-GAAP Financial Information".
(2)Our Skilled Services and Standard Bearer Segments are defined and outlined in Note 7 on Form 10-Q.

Operating Results

“Our local leaders and their teams continue to be examples of excellence in healthcare services as they earn the trust of patients, families, and their local healthcare communities through high-quality clinical outcomes. As each operation solidifies its reputation in its respective market, they are not only seeing more patients, but they are also being entrusted to care for increasingly complex cases, including a larger share of Medicare, managed care, and other skilled patients. As we’ve said many times, our consistent financial performance is a direct reflection of a relentless, patient-focused culture—one that empowers our frontline teams to deliver exceptional care in a family-like environment where people genuinely care about one another,” said Barry Port, Ensign’s Chief Executive Officer.

“Our clinical leaders also continue to drive outstanding outcomes, which is particularly impressive given our growth over the past several years. According to the most recently published CMS data, same-store Ensign-affiliated facilities outperformed their peers in annual survey results by 22% at the state level and 31% at the county level. This is especially notable given that many of these facilities were 1- and 2-star buildings at acquisition. Additionally, our same-store operations outperformed industry peers in 5-Star Quality Measure results by 24% nationally and 20% at the state level. These results reinforce our position as the provider of choice in our markets and demonstrate our ability to create long-term value through sustained clinical excellence,” Port said.

He also noted that, “On the census front, our Same Facilities and Transitioning Facilities occupancy reached new record highs during the quarter of 84.3% and 85.1%, respectively. On the skilled mix front, our combined Same Facilities and Transitioning Facilities skilled revenue and days increased by 9.6% and 5.1%, respectively, over the prior year quarter. Medicare revenue increased for both our same store and transitioning operations by 9.8% and 9.2%, respectively.

We are also seeing strong managed care volumes across our portfolio. More specifically between Q4 and Q1 we saw growth across all skilled payors, with a combined Same Facilities and Transitioning Facilities managed care and Medicare census sequentially by 6.2% and 8.3%, respectively. While hospital and managed care volumes may ebb and flow as patients move through the system, we continue to see consistently strong occupancy and skilled mix trends as demonstrated by our current quarter results. As payors become more disciplined, that does not necessarily reduce our volume; in many cases, it shifts higher acuity patients toward operators who have proven they can deliver quality outcomes. It is also important to remember that Ensign’s model is highly diversified across many geographies, payors, referral sources, and local community partners. We are not dependent on any single payor, region, or utilization trend. Even when one plan tightens in a specific market, we have consistently offset that through market share gains, stronger referral relationships, higher acuity admissions, and growth across other channels, as demonstrated by our current quarter results.”

“Due to the strength of the first quarter and the acquisitions we announced yesterday, we are increasing our annual 2026 earnings guidance to $7.48 to $7.62 per diluted share, up from our original guidance of $7.41 to $7.61. We are also increasing annual revenue guidance to $5.81 billion to $5.86 billion, up from $5.77 billion to $5.84 billion. The midpoint of our earnings guidance represents a 15% increase over 2025 and 37% growth over 2024," Mr. Port said.

Speaking to the Company’s acquisition growth, Chad Keetch, Ensign’s Chief Investment Officer and Executive Vice President said, “During the quarter and since we accelerated our growth by adding 22 new operations, including 21 real estate assets, bringing the number of operations acquired during 2025 and since to 71. As we look at the current pipeline, we continue to see opportunities that include everything from larger portfolios, landlords looking to replace current tenants, non-profits looking to divest their post-acute assets and a steady flow of traditional one-sie two-sies. We have several new additions lining up for Q2 and Q3 of 2026 as our local leadership and their partners at the Service Center work together to source, underwrite and carefully select the right opportunities.”

Suzanne Snapper, Ensign’s Executive Vice President and Chief Financial Officer reported that the Company’s liquidity remains strong with approximately $539.5 million of cash on hand and $591.6 million of available capacity under its line-of-credit. Ms. Snapper also indicated that, “Management’s annual guidance is based on diluted weighted average common shares outstanding of approximately 60.0 million and a 25.0% tax rate. In addition, the guidance assumes, among other things, normalized insurance costs, acquisitions expected to close through the second quarter of 2026 and management’s current expectations regarding reimbursement rates. It also excludes certain charges that arise outside the normal course of business, such as amortization of system implementation costs, acquisition related costs and share-based compensation.”

A discussion of the Company's use of non-GAAP financial measures is set forth below. A reconciliation of net income to adjusted net income, adjusted EBT, EBITDA, adjusted EBITDAR, adjusted EBITDA and FFO for Standard Bearer, as well as a reconciliation of GAAP earnings per share to adjusted earnings per share appear in the financial data portion of this release. More complete information is contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which is expected to be filed with the SEC today and can be viewed on the Company’s website at http://www.ensigngroup.net.

Growth and Real Estate Highlights

Mr. Keetch added additional commentary on the Company’s continued acquisition activity. “We were thrilled to complete these acquisitions and to expand our presence in some key markets in each of these states, particularly in Texas. We continue to learn from and improve our transition process and believe that those lessons are showing through in the performance of our recently acquired acquisitions. In particular, as we continue to scale, we have leadership spread across many mature markets, enhancing our ability to make larger deals smaller by breaking them into bite size pieces, transitioning in the traditional Ensign way, but with a local cluster-driven plan that gives each operation the time and attention they deserve. The performance of our newly acquired operations, particularly over the last few years, shows that our building-by-building approach to transitions works for single operations, small portfolios and larger portfolios," Mr. Keetch said.

The recent acquisition include the following leased operation:

•Agave Grove Post Acute, a 225-bed skilled nursing facility in Glendale, Arizona.

Standard Bearer also announced the following real estate acquisitions, which are operated by an Ensign-affiliate:
•Timber Ridge Health and Rehabilitation, a 48-bed skilled nursing facility located in Stevens Point, Wisconsin;
•Wylie Oaks Healthcare and Rehabilitation, a 106-bed skilled nursing facility located in Wylie, Texas;
•Willow Park Rehabilitation and Care Center, a 125-bed skilled nursing facility located in Willow Park, Texas;
•Southern Oaks Therapy and Living Center, a 150-bed skilled nursing facility located in Dallas, Texas;
•Country Village Care / Country Village Senior Living, a healthcare campus with 136 skilled nursing beds, 38 assisted living units, and 32 memory care beds located in Angleton, Texas;
•River Hills Health and Rehabilitation Center, a 150-bed skilled nursing facility located in Kerrville, Texas;
•Willow Creek Lodge, a 135-bed skilled nursing facility located in Tomball, Texas;
•Eagle Crest Rapid Recovery, a 125-bed skilled nursing facility located in Houston, Texas;
•Falcon Point Post Acute, a 130-bed skilled nursing facility located in Katy, Texas;
•Parks Health Center / Parks Assisted Living Center, a healthcare campus with 90 skilled nursing beds, 30 assisted living units, and 55 independent living units located in Odessa, Texas;
•La Dora Nursing and Rehabilitation Center, a 62-bed skilled nursing facility located in Bedford, Texas;
•River Bend Healthcare, a 115-bed skilled nursing facility located in Seguin, Texas;
•Mustang Park Therapy and Living Center, 120-bed skilled nursing facility located in Carrollton, Texas;
•Hilltop Village Nursing and Rehabilitation Center, 150-bed skilled nursing facility located in Kerrville, Texas;
•Mallard Creek Therapy and living Center, 120-bed skilled nursing facility located in Fort Worth, Texas;
•Harbor Valley Health and Rehabilitation, 120-bed skilled nursing facility located in San Antonio, Texas;
•TruCare Living Centers - Columbus, 104-bed skilled nursing facility located in Columbus, Texas;
•TruCare Living Centers - Palestine, 120-bed skilled nursing facility located in Palestine, Texas; and
•TruCare Living Centers - Selma, 128-bed skilled nursing facility located in Selma, Texas.

In addition, in 2025, the Company acquired the following two real estate assets and assumed operations effective during the quarter. These operations are now operated by an Ensign‑affiliate:

•The Chateau Waco, a 123-bed skilled nursing facility located in Waco, Texas; and
•Sunset Valley Rehabilitation and Healthcare Center, an 80-bed skilled nursing facility located in Littlefield, Texas.

Lastly, the Company also acquired two real estate assets that are operated by a third-party under a triple net lease:

•Emerald Ridge of Neenah, a 45-unit residential care apartment complex located in Neenah, Wisconsin; and
•Anna’s House Assisted Living, a 50 assisted living unit community based residential facility located in New Franken, Wisconsin.
Ensign's growing portfolio consists of 395 healthcare operations, 32 of which also include senior living operations, across 17 states. Ensign now owns 179 real estate assets, 141 which are operated by an Ensign affiliate. Mr. Keetch noted that Ensign’s overall strategy will continue to include both leasing and acquiring the real estate, and that the Company is actively looking for performing and underperforming operations in several states.

The Company continues to provide additional disclosure on Standard Bearer which is comprised of 173 owned properties. Of these assets, 137 are leased to an Ensign-affiliated operator and 37 are leased to third-party operators. Mr. Keetch noted that each of these properties are subject to triple-net, long-term leases and generated rental revenue of $36.1 million for the quarter, of which $30.8 million was derived from Ensign affiliated operations. For the quarter, Standard Bearer reported $21.6 million in FFO.

The Company also paid a quarterly cash dividend of $0.065 per share of Ensign common stock. Ms. Snapper noted that as the Company’s liquidity remains strong, it plans to continue its long history of paying dividends into the future.

Conference Call

A live webcast will be held Friday, May 1, 2026, at 10:00 a.m. Pacific time (1:00 p.m. Eastern time) to discuss Ensign’s first quarter of 2026 financial results. To listen to the webcast, or to view any financial or statistical information required by SEC Regulation G, please visit the Investors Relations section of Ensign’s website at http://investor.ensigngroup.net. The webcast will be recorded and will be available for replay via the website until 5:00 p.m. Pacific time on Friday, May 29, 2026.

About Ensign™

The Ensign Group, Inc.'s independent subsidiaries provide a broad spectrum of skilled nursing and senior living services, physical, occupational and speech therapies and other rehabilitative and healthcare services at 395 healthcare facilities in Alabama, Alaska, Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, Oregon, South Carolina, Tennessee, Texas, Utah, Washington and Wisconsin. As part of its investment strategy, the Company will also acquire, lease and own healthcare real estate to service the post-acute care continuum through acquisition and investment opportunities in healthcare properties. Ensign’s new business venture operating subsidiaries also offer several other post-acute-related services, including mobile x-ray, emergency and non-emergency transportation services, long-term care pharmacy and other consulting services also across several states. Each of these operations is operated by a separate, independent subsidiary that has its own management, employees and assets. References herein to the consolidated "Company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the Service Center, Standard Bearer or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains, and the related conference call and webcast will include forward-looking statements that are based on management’s current expectations, assumptions and beliefs about its business, financial performance, operating results, the industry in which it operates and other future events. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth prospects, future operating and financial performance, and acquisition activities. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to materially and adversely differ from those expressed in any forward-looking statement.

These risks and uncertainties relate to the Company’s business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve operations, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of operations; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of operations; competition from other companies in the acquisition, development and operation of facilities; its ability to defend claims and lawsuits, including professional liability claims alleging that our services resulted in personal injury, and other regulatory-related claims; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its operations if necessary. Additionally, our business and operations continue to be impacted by the unprecedented nature of the changes in the regulations and environment, as such, we are unable to predict the full extent and duration of the financial impact of these changes on our business, financial condition and results of operations. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s periodic filings with the Securities and Exchange Commission, including its Form 10-Q and 10-K, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Contact Information
Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensignservices.net.
SOURCE: The Ensign Group, Inc.

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2026	2025

	(In thousands, except per share data)
REVENUE
Service revenue	$1,382,303	$1,167,040
Rental revenue	6,893	6,001
TOTAL REVENUE	$1,389,196	$1,173,041
Expense:
Cost of services	1,095,826	927,849
Rent—cost of services	65,506	57,076
General and administrative expense	74,210	62,555
Depreciation and amortization	28,801	24,188
TOTAL EXPENSES	$1,264,343	$1,071,668
Income from operations	124,853	101,373
Other income (expense):
Interest expense	(1,932)	(2,037)
Interest income	6,536	6,883
Other (expense) income	(885)	361
OTHER INCOME, NET	$3,719	$5,207
Income before provision for income taxes	128,572	106,580
Provision for income taxes	28,816	26,227
NET INCOME	$99,756	$80,353
Less: net income attributable to noncontrolling interests	88	76
NET INCOME ATTRIBUTABLE TO THE ENSIGN GROUP, INC.	$99,668	$80,277

NET INCOME PER SHARE ATTRIBUTABLE TO THE ENSIGN GROUP INC.
Basic	$1.73	$1.41
Diluted	$1.67	$1.37
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	57,771	57,099
Diluted	59,567	58,500

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2026	December 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$539,498	$503,881
Accounts receivable—less allowance for doubtful accounts of $7,583 and $7,805 at March 31, 2026 and December 31, 2025, respectively	663,247	636,985
Investments—current	55,677	68,506
Prepaid expenses and other current assets	61,678	62,932
Total current assets	$1,320,100	$1,272,304
Property and equipment, net	1,720,225	1,696,863
Right-of-use assets	2,137,308	2,097,862
Insurance subsidiary deposits and investments	194,309	166,841
Deferred tax assets	83,169	83,138
Restricted and other assets	52,347	41,600
Intangible assets, net	6,322	6,381
Goodwill	97,981	97,981
TOTAL ASSETS	$5,611,761	$5,462,970
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$116,132	$97,327
Accrued wages and related liabilities	313,517	422,326
Lease liabilities—current	116,500	114,816
Accrued self-insurance liabilities—current	94,868	81,623
Other accrued liabilities	202,766	174,027
Current maturities of long-term debt	4,263	4,227
Total current liabilities	$848,046	$894,346
Long-term lease liabilities—less current portion	1,987,386	1,949,213
Accrued self-insurance liabilities—less current portion	183,860	164,792
Other long-term liabilities	86,281	82,266
Long-term debt—less current maturities	136,491	137,529
Total equity	2,369,697	2,234,824
TOTAL LIABILITIES AND EQUITY	$5,611,761	$5,462,970

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

The following table presents selected data from our condensed consolidated statements of cash flows for the periods presented:

	Three Months Ended March 31,
	2026	2025

NET CASH PROVIDED BY (USED IN):
Operating activities	$100,154	$72,220
Investing activities	(71,187)	(243,804)
Financing activities	6,650	(10,348)
Net increase (decrease) in cash and cash equivalents	$35,617	$(181,932)
Cash and cash equivalents beginning of period	503,881	464,598
Cash and cash equivalents at end of period	$539,498	$282,666

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

The following table reconciles net income to Adjusted net income and diluted earnings per share to Adjusted earnings per share for the periods presented:

	Three Months Ended March 31,
	2026	2025
Net income attributable to The Ensign Group, Inc.	$99,668	$80,277
Adjustments:
Stock-based compensation expense(1)	13,895	10,724
Cost of services - loss on long-lived assets	1,284	—
Cost of services - acquisition related costs(2)	281	481
General and administrative - costs incurred related to system implementations	3,019	334
Depreciation and amortization - patient base(3)	—	611
Provision for income taxes on Non-GAAP adjustments(4)	(7,947)	(3,455)
Adjusted Net Income	$110,200	$88,972

Average number of diluted shares outstanding	59,567	58,500

Diluted Earnings Per Share	$1.67	$1.37

Adjusted Earnings Per Share	$1.85	$1.52

Footnotes:
(1) Represents stock-based compensation expense incurred.
	Three Months Ended March 31,
	2026	2025
Cost of services	$9,170	$7,159
General and administrative	4,725	3,565
Total Non-GAAP adjustment	$13,895	$10,724

(2) Represents costs incurred to acquire operations that are not capitalizable.
(3) Represents amortization expenses related to patient base intangible assets at newly acquired skilled nursing and senior living facilities.
(4) Represents an adjustment to the provision for income tax to our historical effective tax rate of 25.0%

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands)

The table below reconciles net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR for the periods presented:

	Three Months Ended March 31,
	2026	2025
Consolidated Statements of Income Data:
Net income	$99,756	$80,353
Less: Net income attributable to noncontrolling interests	88	76
Interest income	6,536	6,883
Add: Provision for income taxes	28,816	26,227
Depreciation and amortization	28,801	24,188
Interest expense	1,932	2,037
EBITDA	$152,681	$125,846
Adjustments to EBITDA:
Stock-based compensation expense	13,895	10,724
Costs incurred related to system implementations	3,019	334
Loss on long-lived assets	1,284	—
Acquisition related costs(1)	281	481
ADJUSTED EBITDA	$171,160	$137,385
Rent—cost of services	65,506	57,076
ADJUSTED EBITDAR	$236,666

(1) Represents costs incurred to acquire operations that are not capitalizable.

The table below reconciles income before provision for income taxes to Adjusted EBT for the periods presented:

	Three Months Ended March 31,
	2026	2025

Consolidated statements of income data:	(In thousands)
Income before provision for income taxes	$128,572	$106,580
Stock-based compensation expense	13,895	10,724
Costs incurred related to system implementations	3,019	334
Loss on long-lived assets	1,284	—
Acquisition related costs(1)	281	481
Depreciation and amortization - patient base(2)	—	611
ADJUSTED EBT	$147,051	$118,730
(1) Represents costs incurred to acquire operations that are not capitalizable.
(2) Represents amortization expenses related to patient base intangible assets at newly acquired skilled nursing and senior living facilities.

THE ENSIGN GROUP, INC.
UNAUDITED SELECT PERFORMANCE INDICATORS

The following tables summarize our selected performance indicators for our skilled services segment along with other statistics, for each of the dates or periods presented:

	Three Months Ended March 31,
	2026	2025	Change	% Change

TOTAL FACILITY RESULTS:	(Dollars in thousands)
Skilled services revenue	$1,330,835	$1,123,554	$207,281	18.4%
Number of facilities at period end	331	297	34	11.4%
Number of campuses at period end(1)	31	31	—	—%
Actual patient days	2,896,034	2,538,135	357,899	14.1%
Occupancy percentage — Operational beds	84.0%	81.9%	2.1%	2.6%
Skilled mix by nursing days	32.0%	31.4%	0.6%	1.9%
Skilled mix by nursing revenue	50.7%	50.2%	0.5%	1.0%

	Three Months Ended March 31,
	2026	2025	Change	% Change

SAME FACILITY RESULTS:(2)	(Dollars in thousands)
Skilled services revenue	$979,208	$916,488	$62,720	6.8%
Number of facilities at period end	233	233	—	—%
Number of campuses at period end(1)	26	26	—	—%
Actual patient days	2,145,381	2,078,851	66,530	3.2%
Occupancy percentage — Operational beds	84.3%	82.4%	1.9%	2.3%
Skilled mix by nursing days	32.6%	32.2%	0.4%	1.2%
Skilled mix by nursing revenue	51.2%	51.2%	—%	—%

	Three Months Ended March 31,
	2026	2025	Change	% Change

TRANSITIONING FACILITY RESULTS:(3)	(Dollars in thousands)
Skilled services revenue	$195,486	$178,922	$16,564	9.3%
Number of facilities at period end	50	50	—	—%
Number of campuses at period end(1)	4	4	—	—%
Actual patient days	402,264	385,106	17,158	4.5%
Occupancy percentage — Operational beds	85.1%	82.0%	3.1%	3.8%
Skilled mix by nursing days	30.1%	28.8%	1.3%	4.5%
Skilled mix by nursing revenue	49.7%	48.3%	1.4%	2.9%

	Three Months Ended March 31,
	2026	2025	Change	% Change

RECENTLY ACQUIRED FACILITY RESULTS:(4)	(Dollars in thousands)
Skilled services revenue	$156,141	$28,144	$127,997	NM
Number of facilities at period end	48	14	34	NM
Number of campuses at period end(1)	1	1	—	NM
Actual patient days	348,389	74,178	274,211	NM
Occupancy percentage — Operational beds	80.5%	70.1%	NM	NM
Skilled mix by nursing days	30.5%	22.9%	NM	NM
Skilled mix by nursing revenue	48.9%	33.3%	NM	NM
(1)Campus represents a facility that offers both skilled nursing and senior living services. Revenue and expenses related to skilled nursing and senior living services have been allocated and recorded in the respective operating segment.
(2)Same Facility results represent all facilities purchased prior to January 1, 2023.
(3)Transitioning Facility results represent all facilities purchased from January 1, 2023 to December 31, 2024.
(4)Recently Acquired Facility (Acquisitions) results represent all facilities purchased on or subsequent to January 1, 2025.

THE ENSIGN GROUP, INC.
UNAUDITED SKILLED NURSING AVERAGE DAILY REVENUE RATES AND
PERCENT OF SKILLED NURSING REVENUE AND DAYS BY PAYOR

The following tables reflect the change in skilled nursing average daily revenue rates, excluding services that are not covered by the daily rate(1):

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2026	2025	2026	2025	2026	2025	2026	2025

SKILLED NURSING AVERAGE DAILY REVENUE RATES
Medicare	$809.73	$775.66	$881.32	$841.61	$810.36	$594.17	$821.83	$783.71
Managed care	590.96	565.01	646.11	601.62	625.12	458.40	600.27	566.74
Other skilled	644.34	643.99	683.09	651.50	633.76	725.44	647.28	645.88
Total skilled revenue	679.26	653.22	769.54	733.85	715.40	548.85	695.15	662.14
Medicaid	312.34	296.93	330.24	312.02	320.14	328.01	315.81	300.27
Private and other payors	312.14	289.78	369.09	352.08	377.49	319.08	329.27	300.96
Total skilled nursing revenue	$431.80	$410.86	$466.55	$437.78	$446.96	$377.44	$438.42	$413.94

(1) The rates are based on contractually agreed-upon amounts or rates, excluding the estimates of variable consideration under the revenue recognition standard, Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606.

The following tables set forth our percentage of skilled nursing patient revenue and days for the periods presented:

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2026	2025	2026	2025	2026	2025	2026	2025

PERCENTAGE OF SKILLED NURSING REVENUE
Medicare	21.7%	21.4%	28.5%	29.1%	26.6%	16.2%	23.3%	22.5%
Managed care	19.9	20.8	14.7	14.0	15.6	12.2	18.6	19.5
Other skilled	9.6	9.0	6.5	5.2	6.7	4.9	8.8	8.2
Skilled mix	51.2%	51.2%	49.7%	48.3%	48.9%	33.3%	50.7%	50.2%
Private and other payors	6.8	6.9	8.2	8.6	9.0	10.8	7.3	7.3
Medicaid	42.0	41.9	42.1	43.1	42.1	55.9	42.0	42.5
TOTAL SKILLED NURSING	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2026	2025	2026	2025	2026	2025	2026	2025

PERCENTAGE OF SKILLED NURSING DAYS
Medicare	11.6%	11.3%	15.1%	15.1%	14.7%	10.3%	12.4%	11.9%
Managed care	14.5	15.1	10.6	10.2	11.1	10.1	13.6	14.2
Other skilled	6.5	5.8	4.4	3.5	4.7	2.5	6.0	5.3
Skilled mix	32.6%	32.2%	30.1%	28.8%	30.5%	22.9%	32.0%	31.4%
Private and other payors	9.4	9.8	10.4	10.8	10.7	12.8	9.7	10.0
Medicaid	58.0	58.0	59.5	60.4	58.8	64.3	58.3	58.6
TOTAL SKILLED NURSING	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

THE ENSIGN GROUP, INC.
UNAUDITED REVENUE BY PAYOR SOURCE

The following tables set forth our service revenue by payor source and as a percentage of total service revenue for the periods presented:

	Three Months Ended March 31,
	2026		2025
	Revenue	% of Revenue	Revenue	% of Revenue
Medicaid(1)	$543,450	39.3%	$453,840	38.9%
Medicare	335,829	24.3	287,751	24.7
Medicaid-skilled	75,238	5.5	69,551	5.9
Total Medicaid and Medicare	$954,517	69.1%	$811,142	69.5%
Managed care	260,851	18.9	227,217	19.5
Private and other(2)	166,935	12.0	128,681	11.0
SERVICE REVENUE	$1,382,303	100.0%	$1,167,040	100.0%
(1) Medicaid payor includes revenue for senior living operations.
(2) Private and other includes revenue for skilled services (private, Veteran Affairs and hospice payors), senior living and ancillary operations.

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION BY SEGMENT
(In thousands)

Skilled Services

The table below reconciles net income to EBITDA and Adjusted EBITDA for the skilled services reportable segment for the periods presented:

	Three Months Ended March 31,
	2026	2025
Statements of Income Data:
Segment income(1)	$174,017	$143,931
Depreciation and amortization	15,310	13,213
EBITDA	$189,327	$157,144
Adjustments to EBITDA:
Stock-based compensation expense	8,751	6,880
ADJUSTED EBITDA	$198,078	$164,024

(1)    Segment income reflects profit from operations before provision for income taxes and impairment charges from operations. General and administrative expenses are not allocated to the skilled services segment for purposes of determining segment profit or loss.

Standard Bearer
The following table sets forth details of operating results for our revenue and earnings, and their respective components, by Standard Bearer for the periods presented:

	Three Months Ended March 31,
	2026	2025
Rental revenue generated from third-party tenants	$5,270	$4,497
Rental revenue generated from Ensign's independent subsidiaries	30,832	23,904
TOTAL RENTAL REVENUE	$36,102	$28,401
Segment income(1)	10,809	8,583
Depreciation and amortization	10,783	8,476
FFO(2)	$21,592	$17,059
(1) Segment income reflects profit from operations before provision for income taxes, excluding gain or loss from sale of real estate, insurance recoveries and impairment of long-lived assets. Included in Standard Bearer expenses for the three months ended March 31, 2026 and 2025 is management fee of $2.2 million and $1.7 million, respectively, and interest of $9.8 million and $7.0 million, respectively, from intercompany agreements between Standard Bearer and the Company and its independent subsidiaries, including the Service Center.
(2) FFO, in accordance with the definition used by the National Association of Real Estate Investment Trusts, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains or losses from sale of real estate, insurance recoveries related to real estate and impairment of long-lived assets, while including depreciation and amortization related to real estate to earnings.

Discussion of Non-GAAP Financial Measures

Adjusted EBT consists of net income before (a) provision for income taxes, (b) stock-based compensation expense, (c) acquisition related costs, (d) costs incurred related to system implementations, (e) loss on long-lived assets, and (g) amortization of patient base intangible assets. Adjusted net income consists of net income excluding (a) stock‑based compensation expense, (b) acquisition related costs, (c) costs incurred related to system implementations, (d) loss on long‑lived assets, (e) amortization of patient base intangible assets and (f) the income tax effect of these adjustments. Adjusted earnings per share consists of adjusted net income divided by the weighted‑average diluted shares outstanding for the applicable period. EBITDA consists of net income before (a) interest income, (b) provision for income taxes, (c) depreciation and amortization and (d) interest expense. Adjusted EBITDA consists of net income before (a) interest income, (b) provision for income taxes, (c) depreciation and amortization, (d) interest expense, (e) stock-based compensation expense, (f) acquisition related costs, (g) costs incurred related to system implementations, and (h) loss on long-lived assets. Adjusted EBITDAR consists of net income before (a) interest income, (b) provision for income taxes, (c) depreciation and amortization, (d) interest expense, (e) rent-cost of services, (f) stock-based compensation expense, (g) acquisition related costs, (h) costs incurred related to system implementations, and (i) loss on long-lived assets. Funds from Operations (FFO) for our Standard Bearer segment consists of segment income, excluding depreciation and amortization related to real estate, gains or losses from the sale of real estate, insurance recoveries related to real estate and impairment of long-lived assets. The Company believes that the presentation of adjusted EBT, adjusted net income, adjusted earnings per share, EBITDA, adjusted EBITDA and FFO provides important supplemental information to management and investors to evaluate the Company’s operating performance. Adjusted EBITDAR is a financial valuation measure that is not specified in GAAP. This measure is not displayed as a performance measure as it excludes rent expense, which is a normal and recurring operating expense. The Company believes disclosure of adjusted EBT, adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, adjusted EBITDAR and FFO has substance because the excluded revenues and expenses are infrequent in nature and are variable in nature, or do not represent current revenues or cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the Company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the Company believes that this non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company’s periodic filings are available on the SEC's website at www.sec.gov or under the "Financials" link of the Investor Relations section on Ensign’s website at http://www.ensigngroup.net.